 MORRIS, NICHOLS, ARSHT & TUNNELL LLP

1201 North Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347

302 658 9200
302 658 3989 Fax
March 23, 2009

Kramer Levin Naftalis & Frankel LLP
1177 Avenue of the Americas
New York, New York  10036

Re:	Conestoga Funds

Ladies and Gentlemen:

We have acted as special Delaware counsel to Conestoga Funds, a Delaware statutory trust (the “Trust”), in connection with certain matters relating to the formation of the Trust and the issuance of Shares of beneficial interest in the Institutional Advisors LargeCap Fund, a Series of the Trust (the “LargeCap Series”).  Capitalized terms used herein and not otherwise herein defined are used as defined in the Amended and Restated Trust Instrument of the Trust dated as of July 17, 2002 (the “Governing Instrument”).

In rendering this opinion, we have examined and relied on copies of the following documents, each in the form provided to us:  the Certificate of Trust of the Trust as filed in the Office of the Secretary of State of the State of Delaware (the “State Office”) on February 6, 2002 (the “Certificate”); the Governing Instrument; the Trust Instrument of the Trust dated as of February 5, 2002 (the “Original Governing Instrument”); the Bylaws of the Trust dated July 17, 2002 (the “Bylaws”); Post-Effective Amendment No. 8 (including the Prospectus and Statement of Additional Information forming a part thereof) to the Trust’s Registration Statement under the Securities Act of 1933 (the “1933 Act”) on Form N-1A (File No. 333-90720 under the 1933 Act and No. 811-21120 under the Investment Company Act of 1940 (the “ICA”)) filed with the Securities and Exchange Commission (the “Commission”) on January 15, 2009 (the “Registration Statement”); certain resolutions of the Trustees of the Trust dated July 17, 2002 (the “July 2002 Resolutions”); resolutions of the Board of Trustees of the Trust adopted at a meeting held on November 20, 2008 (the “November 2008 Resolutions” and together with the July 2002 Resolutions, the Governing Instrument, the Bylaws and the Registration Statement, the “Governing Documents”); the Trust’s Notification of Registration pursuant to Section 8(a) of the ICA on Form N-8A filed with the Commission on June 18, 2002; a Certificate of Secretary of the Trust dated March 23, 2009 certifying as to the Governing Instrument and the due adoption of the resolutions referenced above; and a certification of good standing of the Trust obtained as of a recent date from the State Office.  In such examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and the legal capacity of natural persons to complete the execution of documents.  We have further assumed for purposes of this opinion: (i) the due adoption, authorization, execution and delivery, as applicable, by or on behalf of each of the parties thereto of the above-referenced agreements, instruments, certificates and other documents, and of all documents contemplated by the Governing Documents to be executed by investors desiring to become Shareholders; (ii) the payment of consideration for Shares, and the application of such consideration, as provided in the Governing Documents, and compliance with all other terms, conditions and restrictions set forth in the Governing Documents in connection with the issuance of Shares; (iii) that appropriate notation of the names and addresses of, the number of Shares of each Series held by, and the consideration paid by, Shareholders will be maintained in the appropriate registers and other books and records of the Trust in connection with the issuance or transfer of Shares; (iv) that no event has occurred subsequent to the filing of the Certificate that would cause a termination or dissolution of the Trust or the LargeCap Series under Sections 2.06, 11.04 or 11.05 of the Original Governing Instrument or under Sections 2.06, 11.04 or 11.05 of the Governing Instrument, as applicable; (v) that the activities of the Trust have been and will be conducted in accordance with the terms of the Original Governing Instrument or the Governing Instrument, as applicable, and the Delaware Statutory Trust Act, 12 Del. C. §§ 3801 et seq.; (vi) that the Trust was upon formation, or will become within 180 days following the first issuance of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended; and (vii) that each of the documents examined by us is in full force and effect and has not been amended, supplemented or otherwise modified, except as herein referenced.  No opinion is expressed herein with respect to the requirements of, or compliance with, federal or state securities or blue sky laws.  Further, we express no opinion on the sufficiency or accuracy of any registration or offering materials relating to the Trust, the Shares or any Series.  As to any facts material to our opinion, other than those assumed, we have relied without independent investigation on the above-referenced documents and on the accuracy, as of the date hereof, of the matters therein contained.

Based on and subject to the foregoing, and limited in all respects to matters of Delaware law, it is our opinion that:

1.           The Trust is a duly formed and validly existing statutory trust in good standing under the laws of the State of Delaware.

2.           The Shares of the LargeCap Series, when issued to Shareholders in accordance with the terms, conditions, requirements and procedures set forth in the Governing Documents, will constitute validly issued, fully paid and non-assessable Shares of beneficial interest in the LargeCap Series.

We understand that you wish to rely on this opinion in connection with the delivery of your opinion to the Trust dated on or about the date hereof and we hereby consent to such reliance.  Except as provided in the immediately preceding sentence, this opinion may not be relied upon by any other person or entity or for any other purpose without our prior written consent.  We hereby consent to the filing of a copy of this opinion with the Commission as a post-effective amendment to the Registration Statement.  In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.  This opinion speaks only as of the date hereof and is based on our understandings and assumptions as to present facts and our review of the above-referenced documents and the application of Delaware law as the same exist on the date hereof, and we undertake no obligation to update or supplement this opinion after the date hereof for the benefit of any person or entity with respect to any facts or circumstances that may hereafter come to our attention or any changes in facts or law that may hereafter occur or take effect.

Very truly yours,

MORRIS, NICHOLS, ARSHT & TUNNELL

                                      /s/ David A. Harris
David A. Harris

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